UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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First Consulting Group, Inc.
(Name of Registrant as Specified in its Charter)
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Filed by First Consulting Group, Inc. pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: First Consulting Group, Inc.
Commission File No.: 000-23651
This filing relates to the proposed acquisition of First Consulting Group, Inc. (“FCG”) by Computer Sciences Corporation (“CSC”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 30, 2007 by and among FCG, LB Acquisition Corp. and CSC.
The following electronic mail was sent by Larry R. Ferguson, Chief Executive Officer of FCG, to all FCG employees on October 31, 2007:
Subject Line: FCG/CSC Deal Announcement

Today, we announced that we have entered into a merger agreement with CSC. We expect to complete the transaction during the first quarter of 2008. You can reference the press release on FCG’s website for more detail about the proposed merger.

I’m sure the immediate questions on your minds are “why?” and “what does this mean for me?”

Why? Our board and management strongly believe that a combination with CSC is the right thing to do for our shareholders, our clients and our employees. Ultimately, we all work for our shareholders, and since my arrival here over a year ago, I have been committed to making sure FCG was a place where we could create shareholder value.

During a very intensive process of analyzing FCG’s strategic future over the last year, we have considered strongly whether to continue as a standalone entity or whether some combination with another company or financial investor was a better alternative. To help us with this evaluation, we engaged outside strategic consultants to help us analyze our business and evaluate opportunities to create growth for FCG in its current markets. We considered a strategy that would involve investing in new businesses/acquisitions and restructuring some of our current businesses to leverage what we have built and fixed in the last two years.

Meanwhile, we also engaged investment bankers to help us evaluate our value as an acquisition candidate. All of this was done to ensure that we made the right choices going forward. Ultimately, our board and management determined that the sale of the company to CSC was the best alternative for our shareholders, as well as for the long-term prospects of FCG’s business, its clients and employees.

CSC, founded in 1959, has $14.9 billion in revenue and approximately 87,000 employees in 92 countries across the globe. More than half of CSC’s employees joined the company through acquisitions and outsourcing. CSC is at the forefront of the global IT services industry and a very strong player in the healthcare IT space, and adding FCG’s deep healthcare and life sciences domain knowledge and history to the CSC family makes for a compelling combination. I believe this transaction is the best of both worlds — it delivers significant value to our stockholders and it should create opportunities for FCG employees and clients to work with CSC’s world class organization and technology platforms.

CSC’s goal in healthcare will probably sound familiar to many of you — it is to transform healthcare through the use of technology. I know you’ve probably heard the same goal articulated in throughout our organization over the years as well. With the acquisition of FCG, CSC expects to significantly strengthen their healthcare capabilities and offerings, as well as expand their healthcare presence in the United States, Europe and Asia. To learn more about CSC, you can visit their website at www.csc.com.
So, getting to the next obvious question on your minds — what does this mean for you? It means opportunity. It means change. CSC values employees as its greatest resource and provides extensive education, recognition and career development opportunities.

Over the next several days, Executive Committee members will be sharing more specifically with you what this means for you as well as what this means for your Business Unit. We don’t have all of the answers today which is normal in this situation, but we will get them for you. I ask that you remain patient and continue to focus on your clients. It is very important that we conduct business as usual, and to the extent that you have unanswered questions or concerns that we address those as quickly as possible for you. Obviously, it is important that our clients not see any impact as a result of this announcement, and we trust that everyone will continue to provide the high quality client service that has helped build the FCG brand and reputation. Until the transaction closes, we will continue to operate as a separate entity and we must carry on business as usual.

In the meantime, we are providing some informational tools to you that I believe you will find helpful. We have posted a Frequently Asked Questions (FAQ) document on KITE that covers some of the more commonly asked questions. It is available now for your review. We’ll update it as more information becomes available.

Additionally, we have opened an email box for you to submit your questions. The link follows: XXXXXXXXXX@fcg.com. Please send to us the questions on your mind. We will post your questions and answers as appropriate on KITE.

In closing, as a board member and CEO, I want you to know that considerable deliberation took place in this decision — the constituencies of shareholders, clients and employees were all considered and valued in the process. I’m confident the right decision was made for all. I look forward to the next steps in this journey for FCG.

Thank you all for you continued efforts.
In addition to the electronic mail above, the following set of “Frequently Asked Questions” were provided to FCG employees on October 31, 2007:
Immediate Questions about the Transaction/Organization
1.	Who is CSC? Where are they located? What do they do? Do they have a website? How many employees do they have?
A.	Computer Sciences Corp (CSC) was founded in 1959 and currently employees 87,000 employees in 92 countries. CSC currently services 15 different industries. CSC’s Corporate Headquarters is located in El Segundo, California. More information about CSC can be found by going to their website at www.CSC.com.

2.	Why have we entered into this agreement with CSC?
A.	CSC is at the forefront of the global IT services industry and a very strong player in the healthcare IT space, and adding FCG’s deep healthcare and life sciences domain knowledge and history to the CSC family makes for a compelling combination. Our board and management believe this transaction is the best of both worlds — it should deliver significant value to our stockholders and it should create opportunities for FCG employees and clients to work with CSC’s world class organization and technology platforms.
3.	Who is CSC’s CEO?
A.	Mr. Laphen is chairman, president and chief executive officer of CSC. He was appointed chairman on July 30, 2007, and was elected to the position of chief executive officer on May 21, 2007. Earlier in 2007, he was elected to the board of directors of the company. Mr. Laphen joined the company in 1977 and has held a number of senior positions that have provided a comprehensive mix of technical, financial and general management experiences in diverse commercial, public sector, and international markets. Most recently, Mr. Laphen was the company’s president and chief operating office responsible for the effective execution of CSC’s business plan and for ensuring operational excellence in the delivery of services to clients around the globe. He also served as the chief executive of CSC’s European Group from 2000 to 2003. Prior to his European assignment, Mr. Laphen served as president of the company’s Federal Sector — Civil Group where he was responsible for all CSC business with the United States Federal government civil agencies.
4.	What happens to our current CEO, Larry Ferguson?
A.	That has not been determined yet.
5.	What division of CSC will FCG be in? Will all of FCG be in the same division or will we be placed by business unit into the appropriate division?
A.	Question for CSC
6.	When is the transaction expected to close?
A.	Targeted close is first quarter of 2008.
7.	What do I need to do now?
A.	You should proceed with business as usual in all circumstances until the transaction is closed. Until then, we will operate as we have always operated.

8.	Who can I talk to if I have questions?
A.	FCG has created an email account specifically for questions regarding the transition. You may email us at XXXXXXXXXX@fcg.com for any questions you would like answered that are not addressed on this initial document. New questions and answers will be posted as the information becomes available.
9.	What if someone from CSC calls me for information?
A.	You should direct any inquiries to your Business Unit President or any EC member.
10.	What is going to happen to each Business Unit?
A.	Your BU President will address this in more detail with you.
11.	Who will be communicating with my client and when?
A.	Clients are receiving information directly from senior leadership. If you hear of any client issues, please forward them directly to your Business Unit President so that they may be addressed.
12.	What is the impact on FCG’s current clients and contracts?
A.	We intend to make this transaction seamless to our clients as we continue to meet our clients’ needs on an on-going basis.
13.	Are they going to move the Corporate Office?
A.	CSC’s corporate headquarters is in El Segundo, California. Any corporate functions will operate out of El Segundo and not Long Beach.
14.	Are they going to shut down any of our offices?
A.	Unknown at this time, but as we learn more from CSC we will share the information.
15.	What happens to the FCG name and when would it happen?
A.	Unknown at this time, but as we learn more from CSC we will share the information.

16.	What does it mean that this needs to be approved by FCG’s stockholders?
A.	We have entered into a merger agreement with CSC to acquire FCG. The merger cannot be completed unless we obtain stockholder approval of the transaction. The vote required for this approval is a favorable vote of a majority of the outstanding shares of our common stock. At the appropriate time, we call a special meeting of our stockholders to obtain the required approval. Prior to the special meeting, we will distribute a proxy statement that will contain important information about the merger. You are encouraged to read the proxy statement in its entirety when it becomes available.
17.	Why do you not know any of these answers yet?
A.	We are working with CSC now and will address unanswered items as soon as possible. This is a normal part of this process. Information will become available as the two parties work through the transition. As soon as it is finalized, we will be happy to share it with you.
Employment related questions
18.	Will the acquisition affect my job security?
A.	This will not impact your job security with FCG as long as you continue to perform satisfactorily. We do not know CSC’s plans for transition of current employees.
19.	How will I know if I have a job or not with CSC?
A.	At some point over the next few months, your BU President or CSC will let you know the plans.
20.	When will we know our job status?
A.	Unknown at this time, but as we learn more from CSC we will share the information.
21.	Will I have to interview for a job with CSC?
A.	Unknown at this time, but as we learn more from CSC we will share the information.
22.	Can I transfer to a different job within CSC?
A.	Unknown at this time, but as we learn more from CSC we will share the information.
23.	Will my title change if I’m offered a job with CSC?
A.	Unknown at this time, but as we learn more from CSC we will share the information.

24.	Will my job responsibilities change?
A.	Unknown at this time, but as we learn more from CSC we will share the information.
25.	If I work for CSC, will I get the same salary?
A.	Yes, if it’s the same job that you are doing for FCG.
26.	Who will I report to and where?
A.	Until the merger closes, you will continue to report to your same manager/supervisor that you report to today.
27.	Where do I fit in the new organization?
A.	Over the following months, you will receive more information about this from your BU President as well as CSC.
28.	Can I continue to work virtually?
A.	For FCG, yes. At this time, we do not know that answer for CSC.
29.	Are there any changes to the policies and processes?
A.	Continue to follow current policy and processes. After the merger closes, any changes in policy and processes will be communicated.
30.	What severance guidelines will apply — FCG or CSC — if I am laid off?
A.	Should there be any kind of staff reduction between now and within the first six months of the closing of the merger, the FCG severance guidelines will apply. FCG’s severance is based on your tenure and level.
31.	If I decide to leave now, can I get a severance package?
A.	No. Severance will only be paid if your position is eliminated by CSC as a result of the transaction, and you stay through the requested date of separation.
32.	Will there be outplacement services offered for those who lose their jobs?
A.	Employees at Manager level and above will receive outplacement services. For all others, they will receive a detailed guide on career transition.
33.	What happens to my Immigration process if I am pending a Green Card?
A.	Processing would continue so long as your employment continues. You should contact HR for any case specific information.

34.	What happens if I’m in the US on an L-1 Visa working on a project?
A.	You will continue to support your client in your current role for as long as your employment continues.
Compensation & Benefits Questions
35.	What happens to the FCG Management Bonus Plan?
A.	It will continue to apply until the merger closes, and payments will be made under the plans if performance parameters are achieved.
36.	Will my pay change?
A.	The acquisition is not expected to result in any changes to pay rates. During the period of transition after closing of the merger, any pay changes will be the result of normal business activities (e.g., annual review, changes in Area Wage Determination rates, transfer to new position, etc.).
37.	Will I continue to receive my annual review and appropriate increase throughout the transition?
A.	If the merger closes during first quarter of 2008 as expected and you are employed by CSC, then you would fall under the CSC annual review schedule and not FCG’s. If the closing of the merger extends beyond the first quarter of 2008, then we will proceed with annual reviews according to our regular process.
38.	When will our FCG benefits change to CSC’s benefit plans?
A.	CSC’s benefit year begins April 1. If the merger closes prior to April 1, 2008, benefits will remain under FCG plans until April 1. If the merger closes after April 1, 2008, benefits will change to CSC as soon as possible thereafter.
39.	Is there any change to the benefits package (medical, dental, vision, life insurance, accidental death & dismemberment, short term disability, long term disability, 401(k) and supplemental life)?
A.	Benefits will remain unchanged until the closing of the merger. After the closing of the merger, there is not expected to be immediate change to the FCG benefits packet as a result of the acquisition. FCG employees will remain on current benefits until the FCG benefits plan year ends on March 31, 2008. If the deal with CSC closes prior to April 1, then you would convert to CSC’s benefit plans on April 1. If the deal is not closed by April 1, we will proceed as normal with FCG benefit open enrollment.
40.	How soon can I see a side by side benefits comparison?
A.	We will need to get further information from CSC before answering this question

41.	Is there any change to paid time off (personal, vacation, and holiday time)?
A.	There are no immediate changes to the paid time off benefits. From nowuntil close, FCG policies and practices will remain in force
42.	Will my paid time off balances transfer to CSC upon the completion of the transition?
A.	Paid time off (PTO) will transfer to CSC at close of the merger if you are still employed by CSC following the closing.
43.	Will my FCG hire date be honored for FMLA purposes at CSC?
A.	Yes, your adjusted hire date will be honored for FMLA eligibility.
44.	How will my FCG service time be treated by CSC?
A.	Your FCG adjusted hire date will be retained and your service time with FCG will be used to determine your eligibility for vacation leave accrual under CSC vacation accrual schedule. Your FCG service time will also count toward meeting the vesting requirements for CSC’s 401(k) Plan, known as the Matched Asset Plan (MAP).
45.	What happens to FCG stock held within the 401(k)?
A.	Within the 401(k), any funds held in company stock as of the day the transaction closes will be converted to cash at the offer price, and distributed proportionally to your participant investment elections.
46.	What happens to the FCG stock that I own — for example in the ASPP?
A.	Any stock option or restricted stock grants will vest 100% on the day the transaction closes. Any “in-the-money” stock options (i.e., stock options with an exercise price less than $13 per share) will be cashed out at the closing.
47.	What if I have scheduled time off prior to the closing of the merger?
A.	Vacation requests, etc. remain in the hands of your current supervisor and will be honored if approved by your current supervisor.
Additional Information about the Transaction and Where to Find It
     A special stockholder meeting will be announced soon to obtain stockholder approval for the proposed merger. In connection with the merger, FCG intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission. Investors and security holders of FCG are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about FCG, CSC and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by FCG with the Securities and Exchange Commission, may be obtained free of charge at the SEC’s website at www.sec.gov, at FCG’s website at www.FCG.com or by directing a written request to: First Consulting Group, Inc., 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802,

Attention: Corporate Secretary. Security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.
Participants in Solicitation
     FCG and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of FCG’s stockholders in connection with the proposed transaction will be set forth in FCG’s proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.